Exhibit 99.1

OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Immediate Release
Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OSG ANNOUNCES $300 MILLION SHARE REPURCHASE PROGRAM

New York, NY - June 9, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that its Board of Directors has authorized a share repurchase program of $300 million. If the repurchase program were to be completed at an average price of $51.00, yesterday's closing price, the Company would purchase approximately 5.88 million shares, or nearly 15% of the total shares outstanding.

"Today's announcement demonstrates our confidence in OSG and its future, and represents a meaningful step in our ongoing commitment to further enhance value for shareholders," said Morten Arntzen, OSG's President and CEO. "It also reflects our strong belief that the Company's current share price does not adequately reflect the fundamental value of the firm as measured by our substantial locked-in levels of earnings as well as future earnings prospects of our business. Our actions over the last two and one-half years have resulted in market-leading positions in each of the major segments in which we operate and is something shareholders can continue to expect going forward." Arntzen continued, "We will continue to build on a foundation of superior commercial and technical expertise which is the strength of OSG's brand and optimize the ownership profile and trading strategies of our fleet based on market conditions. This repurchase allows us to maintain financial flexibility while optimizing the capital structure of the Company."

The specific timing and amount of share repurchases will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using OSG's cash resources, and the program may be suspended or discontinued at any time without prior notice. As of March 31, 2006, OSG had $197.4 million in cash and cash equivalents. The Company generated $452.0 million cash flow from operations on Time Charter Equivalent Revenues of $961.7 million in fiscal 2005, the most recent year for which financial results have been reported. The Company also has a $1.8 billion seven-year revolving credit agreement, which brings OSG's total liquidity as of June 1, 2006 to more than $2.0 billion.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, estimated TCE rates, anticipated levels of newbuilding and scrapping, projected drydock schedule, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 113 vessels, aggregating 12.7 million dwt and 865,000 cbm. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

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